Exhibit (l)(17)

INITIAL INVESTMENT AGREEMENT

INITIAL INVESTMENT AGREEMENT (the “Agreement”) made as of December 9, 2016, by and between Teachers Insurance and Annuity Association of America (“TIAA”), a corporation existing under the laws of the State of New York, and the TIAA-CREF Funds (the “Funds”), a Delaware statutory trust.

1. TIAA hereby agrees to invest on December 9, 2016, or as soon as practicable thereafter, in the TIAA-CREF International Small-Cap Equity Fund (the “Fund”) as indicated on Schedule A hereto in the amounts indicated therein or in such other reasonable amounts as determined by TIAA.

2. In consideration for such investment and without deduction of any charges, the Fund shall credit TIAA with shares of each class of the Fund of which TIAA shall be the owner. Such class shares will share pro rata in the investment performance of the Fund and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that same share class of the series. The value of such class shares in the Fund on the day the initial investment is made shall be the initial net asset value struck on the commencement of operations of the Fund class.

3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of the new Fund class shares next determined after the Fund receives TIAA’s proper notice of redemption.

5. TIAA may purchase additional shares of each class of the Fund as the parties may agree.

6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Name:
Title:

TIAA-CREF FUNDS

Name:
Title:

SCHEDULE A

New Fund

Fund	Institutional Class	Retail Class	Retirement Class	Premier Class	Advisor Class
International Small-Cap Equity Fund	$21,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000